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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

C O R P O R A T E   P A R T I C I P A N T S

Matthew Garth

ALCOA Inc - Director, IR

Chuck McLane

ALCOA Inc - EVP, CFO

Klaus Kleinfeld

ALCOA Inc - President, CEO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Mark Liinamaa

Morgan Stanley - Analyst

Charles Bradford

Affiliated Research Group - Analyst

Sal Durante

Goldman - Analyst

Brian Yu

Citigroup - Analyst

Tony Rizzuto

Dahlman Rose - Analyst

Luther Lu

Friedman, Billings, Ramsey - Analyst

Kuni Chen

Bank of America Securities - Analyst

John Tumazos

John Tumazos - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the second quarter 2009 Alcoa earnings conference call. I will be your audio coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate a question-and-answer session at the end of the presentation. (Operator Instructions). I would now like to turn the presentation over to your host, Mr. Matthew Garth, Director of Investor Relations. Please proceed.

Matthew Garth - ALCOA Inc - Director, IR

Thank you, Eric. Good afternoon, and welcome to Alcoa’s second quarter earnings conference call. I am joined by Chuck McLane, Executive Vice President and CFO, who will review second quarter financial results, and Klaus Kleinfeld, President and CEO, who will discuss current market conditions, and our progress in improving Alcoa’s cost structure and balance sheet.

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release, in Alcoa’s most recent Form 10-K, and other SEC filings. In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most comparable GAAP financial measures can be found in today’s press release, in the Appendix of today’s presentation, and on our website at www.alcoa.com under the “Invest” section.

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

Now I would like to turn it over to Chuck.

Chuck McLane - ALCOA Inc - EVP, CFO

Thanks, Matt. We really appreciate everyone joining us today.

Before I begin the financial review, I would like to draw your attention to three conclusions that we hope you would take away from our second quarter performance. First, we are exceeding expectations in each of our cash sustainability targets. Secondly, those improvements are being realized in our financial statements, and lastly, our liquidity position is showing marked improvement. With those as a backdrop, let’s move to the overview.

For the quarter our loss from continuing operations was $312 million, or $0.32 per share, a 45% improvement sequentially. Excluding restructuring, loss from continuing operations was $256 million, or $0.26 per share. The second quarter showed marked improvement over the first quarter, as we realized substantial benefits from our cost reduction efforts, and an uptick of 6% in the realized price of aluminum. Unfavorable currency impacts and reduced volumes related to continued end market weakness somewhat offset these positives.

As Klaus will demonstrate we are exceeding expectations on each of our cash sustainability targets. As a result, cash from operations of $328 million was a $599 million improvement, free cash flow improved 652 million, and EBITDA improved 281 million. Our debt to cap declined 80 basis points, from 40.6 to 39.8, and we ended the quarter with 851 million of cash on hand.

Let’s now review the income statement. You have the detailed income statement in the press release, but let me highlight a few items before moving on to the sequential profitability bridge. Income from continuing operations improved on a sequential basis by 168 million, or 35%. COGS as a percent of sales improved 650 basis points in the quarter, driven largely by cost reductions realized from our procurement and overhead initiatives.

Restructuring charges for the quarter represent the Company’s continued focus on streamlining operations and overhead through head count reductions. After tax these items negatively impacted results by $0.06 a share. In a few slides we will provide a recap of these reductions for the last three quarters. Let’s move to the effective tax rate.

Excluding the discrete tax items in the first quarter, the income statement ETR declined 9.1 points sequentially. That is a negative impact of $0.03 a share from the first quarter. You may remember as I stated last quarter, with the profit and loss drivers being volatile in the businesses, by that I mean currency, energy, et cetera, and applying the rules around when you can and cannot benefit losses, this rate could continue to be volatile during the year. For now we should look forward at a 31.5% for the year.

Lastly the loss from discontinued operations is comprised of AEES, the wire harness business, which we divested in June. This loss is reflective of weak operating performance in the quarter, and the cash consideration in the sale. As a result of this divestiture our automotive exposure now stands at 2% of revenue.

Let’s now move on to the bridges, which will quantify the operational impact sequentially and then year-over-year. This slide bridges the sequential improvement of 221 million and our loss from continuing operations excluding restructuring and other special items. It is a fairly straightforward bridge in that our procurement and overhead initiatives, combined with the higher LME price, represented more than the entire sequential improvement, partial offsets with the lower tax rate, and unfavorable currency impact.

For a more comprehensive view of the impact that our procurement and overhead initiatives are having on results, let’s take a look at the year-to-date year-over-year bridge. As we are all painfully aware, LME pricing was the single largest contributor to reduced profitability on a year-over-year basis. Realized pricing of 1620 per ton was 45% lower than the first six months of 2008. In addition, with the exception of industrial gas turbines, lower revenues were experienced across every segment and end market. A few major markets worth noting, Aerospace was down 20%, Commercial Transportation down 49%, Automotive down 51%, and Industrial Products and Distribution down 59%.

Another negative that I draw your attention to is the category we name curtailment. To avoid confusion, this $90 million cost primarily represents the noncash fixed costs that continue to be incurred, once the facility is partially or fully curtailed. Even though we made the right decision in curtailing production as those decisions were made on a cash basis, these costs will continue to hit P&L. These significant negative impacts, pricing, curtailments, volume, were partially reduced by 874 million of favorable productivity and currency, a testament that our procurement overhead initiatives are having a significant and positive impact to earnings.

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Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

Before moving to the segments, let’s take a look at the head count reductions toward driving improved performance, but more importantly, whether those reductions are sustainable, as we attempt to structurally lower our cost base on a permanent basis. As you know, we began to take action last year to quickly redesign operations and improve work flows to structurally reduce head count. This chart illustrates the reductions identified and their applicable charges. It also allows you to see which have been completed, and those yet to be completed.

For the last four quarters we have identified a total of 21,650 reductions, or 18,000 of which have been completed. These reductions will achieve run rate savings of 520 million by year end. In 2009 we expect 320 million of cash savings, a testament to swift decision making across the Company. More important is how many of these reductions are permanent, and how many would be added back once markets recover. Although it is not an exact science, we estimate that 75% of the reductions are permanent.

In these initiatives as in every initiative in our cash sustainability program, the overriding objective is to execute structural changes to our cost base, and thereby provide Alcoa a competitive advantage. Let’s now move on to the segments starting with Alumina. Alumina production declined 4%, or 136,000 tons, due to production curtailments mostly Point Comfort and Suriname. Our lowest cost refinery Pinjarra established a new daily output record, with the second quarter’s rate nearly 3% higher than the full year 2008 average.

For the quarter, ATOI declined 42 million, significant negative impacts include currency of 40 million, and higher fuel costs of 7 million. In addition, pricing declined 3%. These negative impacts were partially offset by spend reduction efforts in maintenance, labor, and transportation. As we move to the third quarter, we expect our productivity programs to continue to deliver results, in terms of spend reduction and labor productivity.

Additionally, caustic costs will continue to decline, through both lower consumption via operating practices, along with decreased pricing. Currency and energy continue to pose a risk, with the current US dollar and fuel lower levels would adversely affect our sequential results.

Lastly we hit a milestone during the quarter, as we began commissioning the Juruti mine. Both the Juruti mine and the Sao Luis refinery expansions will continue in their start-up phase, as we move through the year. These projects will incur start-up costs estimated at 12 million during the upcoming quarter. But it is worthy to note that we are well on our way to having these combined projects become a valuable part of our world class bauxite refining business.

Let’s move to the Primary segment. Smelting production increased 26,000 tons, as record Iceland production, and the addition of the Mosjoen and Lista Norway smelters, more than offset the curtailments at Tennessee and Massena East. As a footnote to you, the addition of the Norway smelters added 67,000 tons.

Third party realized pricing was up $100 a ton, or 6%. ATOI increased 34 million sequentially. Remember, the first quarter ATOI included a 112 million noncash gain associated with the Elkem transaction. Excluding this gain this segment generated 146 million in operational improvements. We have realized two significant negative effects on our sequential results, namely adverse currency effects of 38 million, and the completion of our Anglesea Power Station upgrade, which reduced earnings by 8 million.

Strong spend reduction efforts more than offset these negative effects. Costs including carbon, power, labor, and maintenance materials and services were lower, and we expect that trend to continue in the third quarter. Our production run rate including the addition of approximately 280,000 tons of capacity from the Norwegian smelters stands at 3.5 million tons. We have completed our curtailments, which equal 20% of our primary production.

Let’s now move to the Flat-Rolled Products segment. In the Flat-Rolled Products segment, shipments are flat versus last quarter, and 22% down on a year-over-year basis. Every end market in this segment has experienced a revenue decline sequentially, except for Automotive, which experienced an uptick from the restart of idle production and Packaging. Sequential improvement in ATOI is driven primarily by procurement savings and head count reductions.

Year-to-date, we have reduced 3,000 positions, 40% in Russia alone. Together these more than offset the lower volumes and the negative currency impact in Australia. Next quarter we anticipate markets to remain weak, and typically we experience slow customer demand, as plants shut down for the summer in Europe. However we expect continued gains from productivity and procurement actions, and higher volumes from our packaging business.

Moving to the Engineered Products and Solutions segment . During the second quarter the Engineered Products and Solutions segment was expanded to include the hard alloy extrusions business, which had previously been part of Flat-Rolled Products. This business services the Aerospace, Automotive and Industrial Products markets, and has been combined with the Forgings business, to leverage synergies between the two businesses.

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Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

Revenues for the entire segment during Q2 which are typically the strongest of the year, continue to decline falling 6% on a sequential basis, due largely to weakening Aerospace demand. On a year-over-year basis, the reduction was more dramatic with revenue down 28%, again due to weaker markets across the entire portfolio, including declines in excess of 55% for the commercial vehicle segment.

After tax operating income for the quarter of 88 million was 7% below the sequential quarter, driven by lower Aerospace demand, partially mitigated by continuing cost control measures and lower overheads. Our outlook for the third quarter is to focus on market share in a period where markets are expected to remain weak, and seasonal decline is anticipated. Benefits from cost savings programs will continue.

Let’s now move to the cash flow statement. For the quarter, cash from operations was 328 million, an improvement of 599 million sequentially. Working capital decreased 329 million in the quarter, largely on actions taken to drive down inventory levels. We expect additional inventory reductions to take place during the year, as we continually drive structural changes to our days inventory on hand. The Other adjustments line includes adding back the loss from discontinued operations, as well as the restructuring charges.

CapEx in the quarter was 418 million, down 53 million sequentially. This result reflects our focus on strong cash management, as our efforts offset the negative impact from currency. Klaus will talk more about our performance against the CapEx target in a few minutes. Free cash flow improved by more than 650 million in the quarter, as we are getting very close to our goal of being free cash flow positive. Lastly, debt to cap stood at 39.8, a reduction from the 40.6 at the end of the first quarter.

I would like to finish on a slide which has become popular internally. This slide illustrates the positive response we have seen in the marketplace as a result of our holistic cash sustainability program. The yellow line on the left hand side shows the Alcoa debt yield in the secondary market. The blue one shows the Alcoa stock price, and the red one on the right hand side shows our five year credit default swaps.

These positive trends are a very good reflection of the strength of our balance sheet, and the strength of the cash sustainability program we initiated during our recent equity offering. Okay, so let me finish where I started. First, we are exceeding expectations in each of our cash sustainability targets. Second, those improvements are being realized in our financial statements, and lastly, our liquidity position is showing marked improvement.

I would now like to turn it over to Klaus.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you very much Chuck. Good afternoon to you all. I really like the chart that Chuck ended with, and I also like to see all of the actions coming through here, that all of the Alcoans every day are working so hard on. I think that all of you that just had roughly an hour to digest the numbers, I think can clearly see that we are expecting our fundamentals, we are enhancing our position, that is all good. I am going to use my time here to give you a little bit more color on what is really going on here, and how are we doing that, and how are we getting this in to a sustainable level.

But let me first start with something that I finally get asked more these days than around Alcoa, I get asked more around what is really going on in our end markets. As you all know, Alcoa is a global company, and we have a lot of end markets that we cater to, and we are very, very early kind of in the chain. So we see some changes there at an early point in time. So this slide many of you are used to. This is an update of it. So let me just go through it.

Let’s start with the Aerospace market. We really do see some kind of early signs of a cyclical downturn, there are more parked aircrafts, there is weak airline traffic, some early cancellations. It is expected to have a 6% decline of deliveries of large aircraft, and that is already adjusted for the Boeing strike impact of last year.

Let’s move on over to the Automotive segment, obviously a very, very important one also for us. Global demand is expected to drop down to 52 million cars. That is about a 20% decline from 2008. However there are some signs of stabilization.

We expect that in the US, in the second half, the build rates are going to go up by about a million cars, compared to the first half of the year, which is basically a restart to replenish the inventories. Inventories had fallen by 40% from the start of the year which is about 1.3 million

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Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

vehicles, and some of you have certainly seen Ford and Toyota announced to boost production on some of their more popular models, as inventories have reached a level, which they consider very, very low, too low. And that is why they started up. That is one thing.

The other thing we see here is President Obama has signed the Cash for Clunkers Bill, this is expected to get an additional 200,000 cars sold, obviously given the timing, this is back-end loaded, back-end 2009 loaded. Many of you may remember there have been similar preceding programs, very successfully implemented in many of the European countries. So I believe this is also going to have a positive impact here.

Lastly on the Automotive side, we also see the auto production in China growing, partially driven by Government incentives. There is an incentive program of tax refunds for the purchase of small cars for instance. And it is absolutely worthwhile to note, because it shows the changes in the global economy, this is the first year that the China build rate for cars is more than the US, and also more than Japan. So that concludes the Automotive.

Let me move on to Heavy Trucks and Trailer. Heavy Trucks and Trailer has been really hard hit, the build rate is expected to fall by about 30%, down to 1.1 million vehicles. But also here, we do see signs of stabilization in the US. In June we saw a 10% increase of net orders for Class 8 trucks.

The Beverage Can market, the next segment here, is a segment in which we really expect to have a reasonable stable performance, based on steady summer demand in the US. You may remember it is the biggest region, it accounts for about 50% of the total consumption on beverage cans.

Commercial building and construction we believe is going to weaken in the second half of ‘09. Traditionally you have a one year lag to residential market activity, and we believe that is going to come through here. The last segment Industrial Gas Turbines we are beginning to see some delays here, the electricity demand is declining, as an effect from the downturn. We do see project financing remaining elusive.

Overall, the global environment for 2009 clearly remains challenging, but I believe we do see some pockets of growth, like in China, and signs of stabilization in the US in Automotive and Beverage Cans in general. So, that is kind of an overview on the end markets, and if there are some questions around that, I would be happen to address them later in the Q&A.

Let’s move to our market, the Aluminum industry. You have seen that chart I have showed it before. I showed it in the Q1 announcement. It basically shows the projected primary aluminum consumption by region, on the left hand side the break down, on the right hand side the growth rate. We stick to our growth rate projections in 2009 of a minus 7% decline, which is pretty much what we said before. We reaffirm that, which is equal to 34.5 million tons production.

That already includes what we do see and hear in here, going on in our market that there is about 1 million tons of primary metal, that is going to be substituting for the deficit that is occurring in the scrap market. And I am going to go more in depth in there, because I believe that is important to understand. Why is that so? Why is there less scrap around, it is mainly due to significantly less cars getting scrapped, a function partially of low steel prices, and there is reduced industrial scrap production due to reduced production in general.

So let’s move on and take a look at some of the market dynamics. What you see here on this slide, and we have really not shown that before, but we had some debates around it in some of the sessions with you, and I thought it was worthwhile to put those numbers together. This is the globally reported primary inventories, and you see here the different types of inventory. The dark blue is really the LME here.

You see in general inventories are climbing up pretty substantially. We currently have 64 days of consumption at the inventory level. The main increase as you see here comes through the LME. The dark blue thing here, the LME warehouse, but what people don’t understand and I think we have to understand that better, while this looks very, very high, there are some logistical and contractual constraints, that reduce the accessibility of what exists, what is in an LME warehouse. What exists as an LME warehouse stock

You also do see here interestingly that everything else, all of the other stocks are declining, which is just simply a function of the destocking in the system. And let’s take a look here a further look at the distributor stock on the next slide, so you get a better understanding of what’s going on there. This here is the US metal service center inventory over a pretty long period, from January 2001 to basically today. And what you do see here is US distributor stocks have declined by 51% from the highest level in October of 2006. That is if you look at the chart also the lowest level of this decade.

If you put those things together, I mean on the one hand, reduced accessibility of LME warehouse stock and the distributor stock level unprecedented lows, you can really see that the supply chain is very, very thin. Once demand comes back, and I have to be more precise, not once demand comes back, but once the assumption of demand comes back, the expectation of demand comes back, there will be a pretty substantial metal flow filling the gap. That is our belief, and we are really firm on that.

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Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

We actually do see some of the tightness that is in the markets already when you go to scrap. Let’s go to the next page. This on the left hand side shows the scrap prices as a percentage of the LME. But what you do see here is the scrap prices go up, or saying it another way, the discount goes down, and it is really almost independent on which segment of scrap you go into, whether it is painted siding, used beverage cans, food containers, lithographic sheets.

We at Alcoa are one of the largest scrap buyers, we are in the market everyday and that is why we really see those things happening there, and when you add those things together that I was just talking about, and I will explain the right hand side, but let me give you a little bit of background on that. You have on the one hand curtailed capacity, you have stocks moving to the LME, you have a very thin supply chain, and you have a scrap gap.

And then you see exactly what is depicted here on the right hand side, you see that you have pockets of metal tightness already today, which you see by the uptick in regional premiums. That is what is happening today, and that is what I think one has to better understand to get a feel for what is really going on, and what are the green shoots, or whatever you want to call it.

So let’s move on and go to the global supply and demand situation on the next slide. This slide I have shown before. This is an updated version of it. It is for aluminum supply and demand balance. The reason why we are dividing China and the Western world, is because we believe that China is self sustaining, and one really has to see those things separately.

We do see however, that China has a deficit in principle, which is currently filled by the Western world, and we expect that even when the restarts are coming into China, of a magnitude we assume is about 1.3 million, we assume that the net imports are going to be around 900 million [thousand] as you can see here tons going into China.

Currently we have seen I am told May basically, around 700,000 tons already going, and we still see the importing activity. So we might actually be a little short, and a little bit too conservative with the 900,000, but we do believe that in general the deficit is basically an overshooting in China from two things. On the one hand, a very substantial curtailment that we have seen on the smelting side.

On the other hand, a stimulus program in China that shows a real impact because it is a shovel ready project. It is infrastructure projects, and that is what is acting there. On the right hand side, we see the Western world roughly 17% of all production has been curtailed. Several of the suppliers have completed their announced curtailments, there are still about 600,000, a little bit more than 600,000 tons, that have been announced to be taken off line. But all of this still adds up to about 1.2 million of a surplus in the Western world.

So let’s move over to the Alumina side. On the Alumina side, the picture is very different, because China is not self sustaining. So you really can’t, even though we split it up here into the two worlds. That is why you only see one scale because the two markets are interacting with each other. China is not independent, it is not self sustaining.

Alumina currently is in a global supply and demand balance already. That is good news particularly for Alcoa, given that we have a long alumina position, as most of you know. So with that kind of I hope you get a better understanding of what is going on in our market and in the end markets in general.

Let’s move over now into our actions, what have we been doing. To remind those of you who have not followed us that closely, is what have we done here. We have put a program together Chuck was referring to it, which we call our holistic Alcoa approach, and it really has two powerful engines that this fires on, which are depicted here. On the right hand side, the financial engine, the asset disposition, dividend reduction, equity and equity linked financing on the left hand side, operational measures, from overhead reductions, procurement efficiency, CapEx reductions, and what are the capital initiatives.

All of those things we have announced and clearly committed ourselves to, and I am going to run you through specifically each one of those operational programs, on how this is going. The chart that Chuck ended with, is probably the best indication of how effective this is, you remember when we launched this program, we had our CDS standing at around 1,200. If you can see by the chart today, it is around a 400 basis point level, which is a very, very good reflection of the level of confidence, and we would totally agree with that.

So let’s go through now the Q2 operational improvements, and I will give you a little bit more color on that, and let’s start with the biggest operational savings, which is around procurement. We started saying on the procurement side, keep in mind 16 billion is the total level that we

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Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

are talking about here. We started, we are going to reduce it by 2 billion in the next two years, we then said 1.5 billion we are going to get out this year, and guess where we are, only halfway through the year we are at around 1 billion, which obviously is 2/3 of the full year target, which is really very, very, very, very good.

If you take the total spend reduction, the total spend reduction is down by 1.9 billion, but you have to adjust that to volume declines, and then you get the real savings, which is the 1 billion. But I want to point that out just to prevent the question of people saying, hey there are volume aspects on that stuff. It is not in there, it would not be right to have it in there. This is really substantial savings. And I show you three examples on what we have been doing there.

So let’s go to the next one. I have been talking about coke, and I guess many of you on the phone are starting to get coke experts and caustic experts, and I will give you another category later today, which is pitch. Let’s start with coke. Why start with coke? Coke is an important ingredient in our smelting, and our smelting operations it is about 13% of our total smelter costs. What did we do there?

We put a multifunctional team together, of platform operators, technical experts, and procurement specialists, and they came out together, and together only were they able to come out with that. They were reducing the specs, and they were qualifying new suppliers with that, the impact of that today, a 34% reduction. The projected impact for the full year, 59%. We actually just to give you a deeper understanding, 60% of all smelters that we have expanded their specs, and we are not done yet. So that is really very, very good.

On the caustic side, a very different approach, but enormously impactful. We actually changed over the pricing, we had before what we called the semester price, so basically every half year we adjusted it, this is nice if you are a bureaucracy, but not nice if you really want to come up with maximum savings. So we really now have a very flexible pricing, basically on days where we have the impression that the market price is very low, we go for a longer term contract. On days where we have the impression that is different, we go for spot prices.

In addition to that, we quantified new suppliers in China. In addition to that, we did forward integration, we signed up a Mexican partner, all of that worked well, up to today a 26% reduction of caustic costs, and as you can see here, we originally were shooting for 37%. At the time when we started the team said that is totally a stretch, and now the same teams are saying, we can do 62%. That is I think a very, very good achievement, and keep in mind caustic is 10% of the refining costs, so that is substantial.

Let’s move to the coal tar pitch, let’s move onto the next chart. Because what happens here in inside of the Company, people are getting excited, and they are getting more demanding of themselves. They really want to take the best practice that they achieve in some categories, and show that we can bring that over even into markets which are highly concentrated, where one would think that you almost have no chance of breaking those very strong supplier structures, to be neutral here.

So they are using levers like expanding specifications, changing or looking at different suppliers, and doing backward integration. All of that together they have applied on the Pitch side. Guess what happened here, 7% savings already up to the second quarter, and they believe, the team believes that they can bring it further down to 17%. So that is really very, very good, and also it indicates a new level of excitement inside of the Company, and working on those things.

Let’s turn to the next category, overhead reductions. On the overhead reduction, remember we said we don’t have time, the world is falling apart, we need cash. And therefore we said we are going to do a very simple thing, 20% hair cut, no discussion period. And that is what led to this 400 million. That was a scientific foundation of this 400 million. We then said, okay we are going to get this 400 million over two years, we want to have 200 million of it this year, guess what. I mean the Alcoans have not only accepted it, but they have overshot it.

We already have 268 million as of the second quarter, which is 134% of the full-year target. It is really a reflection of what was shown, and Chuck’s charts before, when you look at the dramatic reduction of head count, and the speed of the reduction of head count here. That is one thing, and the other thing that one can see, is that everybody inside the Company is looking at their expense situation, and bringing it down and working really hard on it.

Let’s go to the next category, which is Capital Expenditures. Remember we said we had 3.4 billion last year. We want to come down to 1.8 billion this year, and then we want have a sustainable level of 850 million. I mean under all assumptions that is big.

So what have we achieved, year-to-date 2009 capital expenditures are 889 million, that is 49% of the 1.8 billion target for 2009. That was only possible to really aggressively manage the actions of the first half of the year, because I mean we are all out there in the real world. There is one thing what we want, there is another thing what happens. So we had quite substantial headwinds that were coming in particularly through currency.

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

We had almost 100 million in headwinds coming in through currencies, which really hit us hard, and we are going to work very, very hard to continue to compensate for that in the second half of the year, to reduce the spend and also try to defer spend, noncritical spend, to compensate for currency impacts that we expect to continue in the second half of the year.

Good news is, you all know that it is really the large projects, the Brazilian projects, Juruti and Sao Luis, they will start the operation on time. I will attend the official opening of Juruti, together with President Lula, in September, and the spend on the two projects will extend into the second half, as some of the nonessential spend was deferred. We will continue our focus as you can see by all of this, our focus on generating free cash flow.

I told you before, I will tell you again, the whole Company operates against one single target, operates and generates free cash flow. You can also see that when you look at the working capital targets. Remember we said we want to generate about 800 million of working capital this year. We told you that we benchmarked all of that. We knew that we are pretty good on Accounts Payable and also on Accounts Receivable, not so good in the benchmarking on inventory.

So the good news was we believed that there was room for improvement, and here we go, 680 million generated from, cash generated from working capital reduction, and the main as you can see here through inventory and work in process reduction, which was achieved through substantial process improvements. So all of that is good, all of that the right things, but you should not walk away here thinking the Company is only in a mode of bringing the costs down, and getting the cash out. And ignoring, or not putting enough attention on growth opportunities. I mean don’t walk away with that, and remember that the last time I put in my presentation, every time, some of the new products that we are launching.

Today I want to put a little bit of a different focus on it. I don’t want to just talk about products. There is one product example in there, but I also want to talk about the capability of aluminum versus other materials, where we actually compete directly against other materials, and where we believe that it is almost a no-brainer that if we play our cards well, we will win. We will win, and ideally we will win in markets that are in addition to that growing.

So let me give you the first example here, which is a beverage cans against PET bottles. That is a very, very interesting comparison, and I think that we have been a little too shy to talk about those things in the past. That is why we want to be crystal clear on what we believe is going on here. Recyclability as you all know, becomes a big issue and has increasing importance for all of us every day.

Aluminum we know is infinitely recyclable. There is no better example than a beverage can that shows that. If you drink a beverage can, empty a beverage can like I just did before we started this call, I threw it away here, and I know it is going to come back fully recycled, as a new beverage can, in 60 days it is going to be in our fridge right here. When I throw it back, again it is going to come back again after 60 days, again and again and again. You can see this by this amazing statistic that 73% of all aluminum ever mined since 1888, which was the start of the industrial aluminum production, is still in use today.

Now compare that to a PET bottle, the PET bottle gets thrown away, and only 25% of that gets recycled once, and most of them don’t get recycled back into a bottle. That is pretty difficult, but they end up at the bottom of carpets, or some type of material inside of textiles. When you look at the US alone, 8 billion pounds of plastic end up in landfills every year. That I would call pure downsizing, several thousands of years will be needed, to really recycle this, and get it back to something that would be a normal component. So that alone I think would be already a very, very clear argument, pro argument for moving stronger into beverage cans.

But the good news is, there are additional commercial advantages. Every one of us being a consumer ourselves sees this. I mean a beverage can is really quick to chill. It has a superior shelf life. It is superior in its space utilization on the shelf, as well as when you ship it, and when you warehouse it, and it is very, very speedy in the manufacturing process. We already today have about 2 billion of revenues around beverage cans, and I am pretty sure this gives us growth opportunities way beyond that.

So let’s move to my second example, talking about exciting markets, consumer electronics. Just to give you a feel, this is a market today that has a $700 billion industry. There are really three products that make up 62% of the industry, it is personal computers, mobile phones, and flat panel displays. Now look at what aluminum already does today, but can do much more in the future. Colors, textures, durability, recycling, heat dissipation, when you look at colors alone, we have a wider range and more vibrant than plastic.

So the look obviously is enormously important in many applications in consumer electronics. Looking at textures, we have capabilities to change the textures, the textile feeling of a product in cell phones or personal computers, for instance, is enormously critical for the consumer electronics

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

industry. Durability, dent and scratch resistance, obviously our material has that compared to others. It is rugged, very, very good. Then you come to recyclability, we just talked about it. It is good for society, sustainable, it is green, last but not least, the heat dissipation, it sounds very technical, what it really means, it really means energy efficiency.

That is what it means, so it goes back to the green aspect. We believe we are getting more strong in that market, we are supplying more people. We are actively going after opportunity. We believe that about four years from now, we can turn that market alone into a $500 million opportunity with good margins.

Last but not least I give you an example from the defense industry, a very exciting industry, it continues to be a very exciting industry for us, Oshkosh just won the contract of 2,200 MATVs, which are MRAP all terrain vehicles, sounds very good, MRAP stands for Mine Resistant Ambush Protected Vehicles.

So this is an interesting example, because it really shows how Alcoa, which capabilities Alcoa has and how Alcoa deploys the capabilities. There were three competing bidders, Oshkosh was one of them, all three of them asked us to partner with them in their product offering. What do they do here? What were they looking for? They were looking for maneuverability, blast protection, lightweight. repairability, and durability.

What could we bring to the table, here on that particular solution? New forged suspension components, armored plates, fasteners. We assume given the content that we have in this MATV, that this will be a business of about 20 million to 50 million per annum revenues, depending a little bit on how fast the build rate is going to be.

Three examples that really are supposed to show you some of the sustainability of aluminum, and also some of the innovation potential and growth capabilities of Alcoa, and should give you a good feel for, we are not neglecting the growth opportunities. We are going after them all. That is Alcoa and that is what the leadership team here stands for.

Let me close with a question that I have been getting on and on and on, on all of our minds, that is what we see as near term catalysts. And frankly, these are the same near term catalysts that I have seen before, and they continue to be there, and I believe that we actually seeing some signs of stabilization. What are those? China, more curtailments, destocking, stimulus programs coming in, and actually you will see the money finally getting into a spend, and there are different categories of stimulus programs, dependent on how they are structured, and they are huge differences. We actually see good evidence, and we actually do see good evidence that some of the near term catalysts are really kicking in. I gave you some of that already through the early part of my presentation.

Let me summarize those, key end markets are stabilizing off of the very low levels of the first quarter. Automotive we believe is going to be better in the second quarter [half] ‘09 versus the first quarter [half]. Metal prices are clearly above their recent lows, and we do see regional premiums arising in response to pockets of market tightness. Lastly, the steps that we have taken in the first quarter, will really help us to be structurally much better off, that is on the cost side as well as on the growth side, as well as on the financial liberty side, the freedom that we have to act.

Let me close with that. And let me open the Q&A with that. So please, moderator, open the lines.

Q U E S T I O N   A N D   A N S W E R

Operator

Thank you. (Operator Instructions). Your first question comes from line of Mark Liinamaa with Morgan Stanley. Please proceed.

Mark Liinamaa - Morgan Stanley - Analyst

Hello, all. It seems like you are making some good progress with the initiatives that you have direct control over. There is always this concern in the market that the aluminum industry is going to be structurally oversupplied for a number of years. Can you comment on what you are seeing in China, you expressed concern the last conference call about Russia, and how they were shutting stuff down, so just in general the industry’s ability to get things under control? Thanks.

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you for asking. I know that is probably on the mind of many, given my remarks yesterday in Moscow. So let me start with China, and explain a little bit where I am coming from. I mean you just called the numbers on China, on the demand as well as on the demand/supply balance or imbalance side, right. Let me be crystal clear, I believe that in the short term China is going to be self sustaining. That is in the short term. So we don’t expect that this import into China is going to be something that will go on unfilled forever. We really don’t expect it.

I really believe that was just an overshooting for an economy of humongous size and for a stimulus program also of a humongous size. Midterm however, we believe things are going to change, they have a team in place which is looking at the restructuring of the aluminum industry, in the midterm, the big issue is how to do that in a way that the provinces that are affected by it, have enough time to find new employment opportunities. But that is the way China works.

Let me give you a little bit more of color, of why I am saying that I am optimistic on China in general. The stimulus program they put in place is already pretty big, it was the nature of 700 billion, roughly the size of the first US program. But for an economy that is much smaller.

Also when you look deeper into the program, the program has very strong infrastructure investment components, and almost all of them are shovel ready. So the impact into the economy was much more immediate than what we are seeing here in the US, where it is far from immediate to be precise. And keep in mind the China economy is not consumer driven. It is really investment oriented. Then we see things in the first half of the year, construction up 8 to 9%, automotive up 14%, energy consumption is at 97% of the peak level.

Again all of those indications for a very clear coming back of the economy, commercial transportation demand, which is basically trucks and rails up 7% in June, and then on top of that, one of the things that the Chinese government very smartly does these days, is they are trying to increase consumption, and they are stimulating people that it is good to not have that much saving, that it is good to buy a new car, get a new air conditioner, and what have you. So the consumer confidence level is up 113%, on a 113% level that last time it was measured, which clearly if you compare that to previous levels, it clearly says people are willing to spend. That is how I see China.

On Russia, the situation is much, much more difficult, and I would not say that Russia is through with that I have just been there yesterday, and when you talk to the people, you really see that there is more of a dimmer picture, much too early to say there are stable signs of recovery, World Bank has come out with a forecast saying that the economy is going to shrink 4.5%, the Russian Government actually surprisingly has said it is going to be rather 4 to 8%.

We still believe for us Russia is going to be a good market, because of the low level of aluminum consumption per capita, they are around 16 pounds of aluminum consumption today, if you compare that to the US, it is around 42 pounds per capita. So you can see the dimensions there.

Mark, I hope that gives you a little bit of a feeling for what we see there.

Operator

Your next question comes from the line of Charles Bradford with Affiliated Research Group. Please proceed.

Charles Bradford - Affiliated Research Group - Analyst

Good afternoon. Could you talk a bit more about some of the specifics in China? If we get a real big increase in air conditioner production or refrigerators, how much of that is aluminum, and they are also building out to grid, I am assuming a lot of that is aluminum overhead wire. Is that correct?

Klaus Kleinfeld - ALCOA Inc - President, CEO

It is pretty much all aluminum. They switched over to aluminum quite a while ago, given that they have no copper, but they have their own aluminum industry. You are absolutely right. Look, I mean I have got to be crystal clear here. You have seen what we believe is going to happen in China. China is not, I mean I want to really be clear, China is not going to be the engine for the western world, aluminum world, to pull them out of their situation.

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

China currently I mean has done things that are really outstanding, and nobody had expected of them. They curtailed quite a substantial amount around mid 20, 23, 25% off of their total production more than the average has been in the rest of the world. And they did it at a very early point in time. And they haven’t been very fast in bringing it back on. Right. Whereas we said before, they will flood the market with cheap aluminum, it has not happened, has not happened.

On the contrary they have even exported, when they realized that they overshot, they even imported western metal, and as I said before, we believe it is going to continue for a while, but it is not going to continue forever. So that is what we see there, and as I told you, all of the indications I don’t think that anybody with a reasonable understanding of China, can neglect that China has been coming back pretty big, and that the Chinese stimulus program is really, really working very well. That is my take on that, and I would be happy to go into other things deeper.

Operator

Your next question comes from the line of [Sal Durante, Goldman]. Please proceed

Sal Durante - Goldman - Analyst

Good afternoon. Wanted to ask you two quick questions, one is on the LME you made a comment that a chunk of LME stocks, and we are hearing from the press all day, it is tied up in some financial obligations. Just want to know if you can quantify if you have any idea of what percentage of the aluminum stock is actually tied up to financial deals?

The second one is on cash flow, a couple of things just jumped out, first you haven’t gotten paid yet it looks like for the Shining Prospect. The second thing is you had to pay it looks like about 194 million for the electrical business to Platinum. Can you quantify what was the reason for paying them for that asset?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Sure. Okay. Let me start with the first two questions, and then Chuck will go for the third one. Look I mean on the supply chain side, we really do see four factors coming in here.

On the one hand you have capacity that got curtailed. Second thing is you have stocks that move to the LME, and not all of that is freely available. Why is that? You have basically three factors that are constrained here. One is where is it regionally, where is it physically, and then obviously what are the logistics costs?

Secondly, as volume constrains, of exiting the LME, and that is simple things, like how, do you have ports available, how easy is it to have material handling, and then people probably have an interest to not go beyond what they are contractually obligated to ship out of the LME warehouse, because the warehouse owner is making money with it.

The third thing is the contractual obligations, basically meaning the financial structures that have been put around it, as you know, this is still a very attractive gain. You can do a double digit return, if you find a good way how to cheaply store it, and have good access to cheap money. So that is that. Then we see as a third point here, a very thin supply chain and the scrap gap, and all of that is reflected in what I showed you just before, the pockets of metal tightness, and those regional premiums that we have been seeing, and I am pretty sure that we will continue to see more of it.

Okay. The second one, Shining Prospect, it was never intended for them to pay in the second quarter, it has always been very clear, and all of us have been very clear, the date that the third payment is going to come in is the 31st of July. That is the date, and continues to be the date. That is why you didn’t see any numbers coming in there. That is not a surprise to anybody. Chuck, why don’t you handle the third one?

Chuck McLane - ALCOA Inc - EVP, CFO

The last one, there was actually a 175 million cash payment that was from ancillary charges associated with that that you are backing into, but it was basically a pretty simple answer to it, if you looked at the cash flow stream being used there, and you compared it against what you needed to do to stop the cash flow drain for us, it was the net best cash situation for Alcoa to make that decision. You look at the marketplace that they are

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

in, and where they participate, and the position that they were in. So it was like every other decision we have been making, whether it is procurement initiatives, or capital expenditures, et cetera, it was the best cash decision for us.

Next?

Operator

Your next question comes from the line of Brian Yu, Citi. Please proceed.

Brian Yu - Citigroup - Analyst

Thanks, guys. A question on the cost savings that you talked about earlier on the procurement side, which you said were permanent, what portion of this is unique to Alcoa, and how does this change your position along the global cost curve?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Brian that is a very, very good question, and I have been asking myself that question for quite a while. And I think the way I would answer that, is obviously there are moves in certain materials, right, that are dependent on the market dynamics. I mean that we cannot change.

But I think we have changed the way we operate, and that is why I wanted you to see those three examples, because you pretty much see that there is a very different way in which we are approaching the procurement side. It is not the procurement folks going out, and then getting beaten down by the guys that run the refinery, by saying hey you idiots from God knows where sitting behind your warm desks, what have you been dreaming up there? This is not doable.

We put them in almost every case, we put them into cross-functional teams, because to really make good improvement, you have to have the operational expertise by the people on the ground, that have to live with those consequences, if there is a different caustic, or a different pitch, they have to live with that, and they have to make it happen. Those people you have to have in there.

At the same time you have to have some people that understand technical limits. Is there something which we can do modify things a little bit without going too far, bringing the productivity down a little bit, but then when you look at the whole thing, you get an improvement which by far overcompensates that. That is the technical guys that we brought in, and that typically were before that sitting in the technical centers. Right. They are superb people.

Put them together with these folks, and then the third component with the procurement guys, that know there are suppliers that we have typically not looked at, because the specifications were the limiting factors, they are in Mexico, somewhere in South America, and they are somewhere in China, and then they also know how to very smartly monitor the market in the Atlantic and the Pacific, check it every day, what is going on there, and play. Right. And that part I don’t think will get lost. So I live under assumption that we really have a leg up there, and even if the markets are coming back, we will be ahead of the competition with whatever, whatever we are doing there. That is on the procurement front.

On the working capital front, I believe that we are really substantially changing the way we operate. I gave you some examples earlier on, where our Piranha team was going out, looking at the number of different components coming out with reducing the components, and then through the reduction of the components, where it was able to get rid of a whole warehouse, which actually was an external warehouse which we rented, rented up, and we got rid of them, there are [thousands] of those examples around, and on the overhead side, that is another story here, on the overhead side, when I look at how people are really making the Company leaner, and how they enjoy the Company to be leaner, to have shorter decision processes, more enriched jobs I really believe that everybody who has experienced that will not go back.

So that is where I am. Chuck you want to add something to it?

Chuck McLane - ALCOA Inc - EVP, CFO

I just want to add one thing. That is the other thing is it is not just that this is the way we are operating in order to achieve the 2009 target. This is the way that we are set up to operate from this day forward. So it is all around our implementation and execution, and how we are going to track

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

cash savings, and it is not going to stop just, even when markets return, it is how we are going to go to the market on procurement. And we have got a system that is large enough and wide enough to put us in a competitive advantage.

Operator

Your next question is from the line of Tony Rizzuto, Dahlman Rose. Please proceed.

Tony Rizzuto - Dahlman Rose - Analyst

Thank you very much. Good afternoon, gentlemen.

Chuck McLane - ALCOA Inc - EVP, CFO

Good evening.

Tony Rizzuto - Dahlman Rose - Analyst

I have got a question about the Primary Metals segment, and it seems as if the spread between your primary metal realization and the LME, seem to really widen out to levels I haven’t seen Alcoa report in the past, nearly $0.12 a pound. Wondering what are the major drivers are? Obviously the [premium] have improved a bit, but not to that extent, I was just wondering what the drivers are?

Chuck McLane - ALCOA Inc - EVP, CFO

Tony, I think what you must be looking at is like a 30 day lag or something, because we said that if you line us up, it is more like a 15 day lag. It is actually probably a few days different from that, because of how many things are sold on a very short term basis right now. It is not far off at all, as far as how we are tracking.

Tony Rizzuto - Dahlman Rose - Analyst

It would be close to that $0.12 level per pound?

Chuck McLane - ALCOA Inc - EVP, CFO

It would be close to the change between quarters.

Tony Rizzuto - Dahlman Rose - Analyst

Okay.

Chuck McLane - ALCOA Inc - EVP, CFO

Yes. If you look at the change between quarters between quarters on us and what a 15 day lag is, they are in lock step.

Operator

Your next question comes from the line of Luther Lu, FBR Capital Markets. Please proceed

Luther Lu - Friedman, Billings, Ramsey - Analyst

Good afternoon.

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President, CEO

Hi, Luther.

Luther Lu - Friedman, Billings, Ramsey - Analyst

A couple of questions. One is do you guys have any currency hedging program in place, because it provides such—?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Can you speak up a little bit. We can hardly hear you.

Luther Lu - Friedman, Billings, Ramsey - Analyst

Sure. Can you hear me now?

Klaus Kleinfeld - ALCOA Inc - President, CEO

Yes, better.

Luther Lu - Friedman, Billings, Ramsey - Analyst

Okay. So first question is do you guys have a currency hedging program in place, to level out some of these headwinds? And second one is your convert is deep in the money, and just wondering what that will have on the share count?

Chuck McLane - ALCOA Inc - EVP, CFO

Okay. On the first one, basically we look at hedging that you could do three things with it, nothing, you can speculate, or you can average in pricing, by taking a position based on your needs. And really all the third one does is eliminate volatility.

If we have a specific situation, say we are going to run a plant, instead of idling it for two or three years because of a specific power contract for that short term, and we have got a labor agreement put in place to go along with it, then we may lock in, we may lock in and sell forward the metal for that facility, and lock in the currency, if there was a non-US denomination. So we would do very specific, but we won’t take a position on a cost component when we are not taking a position on the revenue stream.

And could you repeat the second question again, please.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Deep in the money.

Chuck McLane - ALCOA Inc - EVP, CFO

The converts, anybody that holds a convert right now has the option to convert it any time that they want to. We don’t see a need from a capital usage standpoint, to move forward and try and do anything to change that option as it exists today.

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

Operator

Your next question comes from the line of Kuni Chen, Bank of America Securities. Please proceed.

Kuni Chen - Bank of America Securities - Analyst

Good day, everybody. Just to follow up on the FX, obviously a fair impact in the quarter on the upstream businesses, if we hold the dollar constant at these levels, can you just help us quantify the potential impact going forward? Do you see a sequentially larger impact going forward from here?

Chuck McLane - ALCOA Inc - EVP, CFO

I would tell you the best benchmark I can give you, Kuni, and that is we have got four basic currencies that impact us. That is the Real, the Euro, the A dollar, and the C dollar. If you take that basket of currencies about a 1% movement against the US dollar is $0.02 to $0.03 a share impact to us on an annual basis. That is about the [best] sensitivity that we can give you on it.

Operator

Your next question is from Sal Durante with Goldman. Please proceed

Sal Durante - Goldman - Analyst

In the last quarter, you guys gave a cost decline in alumina and aluminum versus 3Q 2008, I was wondering if you can share that for the second quarter as well, how much decline do you have been since the third quarter of 2008?

Chuck McLane - ALCOA Inc - EVP, CFO

Yes. Actually they are very close to being flat to the first quarter. The reason for that is about 5% increase in cost due to currency, has been offset through the cost reductions and overhead. It has been about flat for the first quarter because of those two components.

Sal Durante - Goldman - Analyst

Okay. Thank you.

Chuck McLane - ALCOA Inc - EVP, CFO

Overhead and procurement savings offsetting the impact of currency.

Operator

Your next question comes from the line of John Tumazos with John Tumazos. Please proceed.

John Tumazos - John Tumazos - Analyst

Good afternoon. Congratulations on the improvements. Are there particular markets where you are beginning to see order inflows, where the destocking is wound up, or the volumes are picking up in the end markets, are the distributors beginning to buy with the uptick above $0.70 metal? Or are you getting more offtick for wheels or Auto components, or other particular products?

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

Klaus Kleinfeld - ALCOA Inc - President, CEO

John, I think Chuck said it in his presentation, when he went to the Flat-Rolled Products, that he took out Automotive and Packaging, if I recall that correctly Chuck, where we said we saw a decline in the demand for Flat-Rolled Products, except Automotive and Packaging. Those are two where we see it, and in addition to that, specifically into the regional premiums, we have seen those type of regional tightness, not just a regional tightness, plus we have seen regional tightness around specific aluminum products, and we have seen that continuously over the last I would say, almost two months.

We have even seen that in places where one would, if you look at the larger picture, where one would, like Europe, where one would assume there is an oversupply there. So that is what we are seeing, then when you come to the wheel segment for instance, we are seeing that there is an increased demand for wheels for instance in public transportation, to change over from steel to aluminum wheels, and that is an effect very often from the stimulus program starting to flow through. So those type of things, we have seen. Chuck, do you want to add anything to that?

Chuck McLane - ALCOA Inc - EVP, CFO

Well, I had this I you mentioned it when last time, and that is the amount of interest and people. There has been a lot of interest, but everybody is still living hand to mouth right now, but people are concerned about demand restarting, and trying to make sure that there is going to be somebody there that can meet their needs on a very quick turnaround, very short lead time. There has been a heightened level there.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Then you see Aerospace, not to mention I have given you the outlook on Aerospace, at a 6% decline, but if you carefully monitor the statements that have been given during the Paris Air Show by the two large ones, it almost sounds like they really were asking the suppliers, like Alcoa, to not make the assumption of minus 6%, their outlook was even more positive than that.

Okay.

Operator

Ladies and gentlemen, this concludes our Q&A session. I would like to turn the call over to Mr. Klaus Kleinfeld for closing remarks.

Klaus Kleinfeld - ALCOA Inc - President, CEO

Thank you very much. As I said, I am very happy that we can see the improvements in the second quarter. You know where we are heading. We told you how our program looks, and we will continue to work at it with the same speed that we have been working on it during the first half of the year, and that not only holds true for the cost reduction, also for the growth side, and the financials, free cash flow will be our primary goal, and I am really looking forward to the continued dialogue, and I would encourage you all like we have done in the last quarters, we are not only here for the quarterly announcement. We are also open to good dialogue during the quarter, and always it is good to learn from each other, and really encourage you to continue to reach out, and we will do the same thing.

So with that, let me say thank you for your interest in Alcoa, and I will talk to you next month. Good bye. Thank you.

Operator

Thank you all for your participation in today’s conference. This concludes our presentation. You may now disconnect. Have a good day. Thank you.

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FINAL TRANSCRIPT

Jul. 08. 2009 / 5:00PM ET, AA - Q2 2009 ALCOA Inc Earnings Conference Call

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